Exhibit 99.1.

Revision of Previously Issued Financial Statements

In the June 30, 2021 Form 10-Q, the Bancorp’s first quarter 2021 results and comparative 2020 results were revised to correct for the effects of errors discovered during the second quarter of 2021 relating to certain deferred costs booked related to our manufactured home loan product. As further disclosed in the June 30, 2021 Form 10-Q, the Bancorp evaluated the aggregate effects of the errors to its previously issued financial statements and concluded that the errors were not material to the previously issued financial statements. See Note 1 to the condensed consolidated financial statements in the June 30, 2021 Form 10-Q for further detail.

The following tables present line items from the Company’s Form 10-K for the year ended December 31, 2020, that have been corrected as a result of the revision (amounts in thousands, except for per share information):

Consolidated Balance Sheet

As of December 31, 2019	As Reported	Adjustment	As Revised
Loans receivable	$906,869	$(642)	$906,227
Net loans receivable	897,870	(642)	897,228
Other assets and other intangible assets	18,557	81	18,638
Total assets	1,328,722	(561)	1,328,161
Retained earnings	100,185	(561)	99,624
Total shareholders' equity	134,103	(561)	133,542
Total liabilities and stockholders' equity	1,328,722	(561)	1,328,161

As of December 31, 2020	As Reported	Adjustment	As Revised
Loans receivable	$966,578	$(1,432)	$965,146
Net loans receivable	954,120	(1,432)	952,688
Other assets	13,681	199	13,880
Total assets	1,497,525	(1,233)	1,496,292
Retained earnings	112,494	(1,233)	111,261
Total shareholders' equity	152,922	(1,233)	151,689
Total liabilities and stockholders' equity	1,497,525	(1,233)	1,496,292

Consolidated Statement of Income

For the year ending December 31, 2019	As Reported	Adjustment	As Revised
Compensation and benefits	$19,617	$642	$20,259
Total noninterest expense	37,388	642	38,030
Income before income tax expense	13,856	(642)	13,214
Income tax expenses	1,759	(81)	1,678
Net income	12,097	(561)	11,536
Earnings per common share:
Basic	3.53	(0.16)	3.37
Diluted	3.53	(0.16)	3.37

For the year ending December 31, 2020	As Reported	Adjustment	As Revised
Compensation and benefits	$22,065	$790	$22,855
Total noninterest expense	40,846	790	41,636
Income before income tax expense	19,496	(790)	18,706
Income tax expenses	2,892	(118)	2,774
Net income	16,604	(672)	15,932
Earnings per common share:
Basic	4.80	(0.20)	4.60
Diluted	4.80	(0.20)	4.60

Consolidated Statements of Comprehensive Income

For the year ending December 31, 2019	As Reported	Adjustment	As Revised
Net income	$12,097	$(561)	$11,536
Comprehensive income, net of tax	19,154	(561)	18,593

For the year ending December 31, 2020	As Reported	Adjustment	As Revised
Net income	$16,604	$(672)	$15,932
Comprehensive income, net of tax	22,784	(672)	22,112

Consolidated Statements of Changes in Stockholders' Equity

For the year ending December 31, 2019	As Reported	Adjustment	As Revised
Net income	$12,097	$(561)	$11,536
Retained earnings	100,185	(561)	99,624
Total equity	134,103	(561)	133,542

Balance at December 31, 2019	As Reported	Adjustment	As Revised
Retained earnings	$100,185	$(561)	$99,624
Total equity	134,103	(561)	133,542

For the year ending December 31, 2020
Net income	16,604	(672)	15,932
Retained earnings	112,494	(1,233)	111,261
Total equity	152,922	(1,233)	151,689

Consolidated Statements of Cash Flows

Year ended December 31, 2019	As Reported	Adjustment	As Revised
Net income	$12,097	$(561)	$11,536
Net change in other assets	(5,407)	(81)	(5,488)
Net cash - operating activities	10,957	(642)	10,315
Net change in loan	(54,838)	642	(54,196)
Net cash - investing activities	(28,174)	642	(27,532)

Year ended December 31, 2020	As Reported	Adjustment	As Revised
Net income	$16,604	$(672)	$15,932
Net change in other assets	(1,817)	(118)	(1,935)
Net cash - operating activities	21,149	(790)	20,359
Net change in loan	(49,196)	790	(48,406)
Net cash - investing activities	(186,558)	790	(185,768)